Exhibit 99.4

Selected Financial Data.

MORGAN STANLEY

SELECTED FINANCIAL DATA

(dollars in millions, except share and per share data)

	Fiscal Year(1)
	2004	2003	2002	2001	2000
Income Statement Data:
Revenues:
Investment banking	$3,341	$2,440	$2,478	$3,413	$4,988
Principal transactions:
Trading	5,605	6,286	3,527	5,545	7,399
Investments	512	86	(31)	(316)	193
Commissions	3,264	2,887	3,191	3,066	3,566
Fees:
Asset management, distribution and administration	4,473	3,814	4,033	4,304	4,484
Merchant and cardmember	1,317	1,377	1,421	1,348	1,256
Servicing	1,921	1,922	2,032	1,861	1,450
Interest and dividends	18,584	15,738	15,876	24,112	21,224
Other	324	226	399	217	272

Total revenues	39,341	34,776	32,926	43,550	44,832
Interest expense	14,707	12,693	12,515	20,491	17,950
Provision for consumer loan losses	926	1,266	1,337	1,051	810

Net revenues	23,708	20,817	19,074	22,008	26,072

Non-interest expenses:
Compensation and benefits	9,853	8,522	7,910	9,352	10,882
Other	7,037	6,135	6,070	6,847	6,694
Restructuring and other charges	—	—	235	—	—

Total non-interest expenses	16,890	14,657	14,215	16,199	17,576

Gain on sale of business	—	—	—	—	35

Income from continuing operations before losses from unconsolidated investees, income taxes, dividends on preferred securities subject to mandatory redemption and cumulative effect of accounting change	6,818	6,160	4,859	5,809	8,531
Losses from unconsolidated investees	328	279	77	30	33
Provision for income taxes	1,856	1,707	1,625	2,076	3,028
Dividends on preferred securities subject to mandatory redemption	45	154	87	50	28

Income from continuing operations before cumulative effect of accounting change	4,589	4,020	3,070	3,653	5,442

Discontinued operations:
(Loss)/gain from discontinued operations	(172)	(393)	(138)	(124)	23
Income tax benefit/(provision)	69	160	56	51	(9)

(Loss)/gain on discontinued operations	(103)	(233)	(82)	(73)	14

Income before cumulative effect of accounting change	4,486	3,787	2,988	3,580	5,456
Cumulative effect of accounting change	—	—	—	(59)	—

Net income	$4,486	$3,787	$2,988	$3,521	$5,456

Earnings applicable to common shares(2)	$4,486	$3,787	$2,988	$3,489	$5,420

1

	Fiscal Year(1)
	2004	2003	2002	2001	2000
Per Share Data:
Basic earnings per common share:
Income from continuing operations before cumulative effect of accounting change	$4.25	$3.74	$2.84	$3.33	$4.94
Loss from discontinued operations	(0.10)	(0.22)	(0.08)	(0.07)	0.01
Cumulative effect of accounting change	—	—	—	(0.05)	—

Basic earnings per common share	$4.15	$3.52	$2.76	$3.21	$4.95

Diluted earnings per common share:
Income from continuing operations before cumulative effect of accounting change	$4.15	$3.66	$2.76	$3.23	$4.72
Loss from discontinued operations	(0.09)	(0.21)	(0.07)	(0.07)	0.01
Cumulative effect of accounting change	—	—	—	(0.05)	—

Diluted earnings per common share	$4.06	$3.45	$2.69	$3.11	$4.73

Book value per common share	$25.95	22.93	20.24	18.64	$16.91
Dividends per common share	$1.00	0.92	0.92	0.92	$0.80
Balance Sheet and Other Operating Data:
Total assets	$775,410	602,843	529,499	482,628	$421,279
Consumer loans, net	20,226	19,382	23,014	19,677	21,743
Total capital(3)	110,793	82,769	65,936	61,633	49,637
Long-term borrowings(3)	82,587	57,902	44,051	40,917	30,366
Shareholders’ equity	28,206	24,867	21,885	20,716	19,271
Return on average common shareholders’ equity	16.8%	16.5%	14.1%	18.0%	30.9%
Average common and equivalent shares(2)	1,080,121,708	1,076,754,740	1,083,270,783	1,086,121,508	1,095,858,438

(1)	Certain prior-period information has been reclassified to conform to the current year’s presentation.
(2)	Amounts shown are used to calculate basic earnings per common share.
(3)	These amounts exclude the current portion of long-term borrowings and include Capital Units and junior subordinated debt issued to capital trusts.

2